EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the year-to-date periods ended September 30, 2013, and 2012
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 2013	SEPTEMBER 2012
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$911	$550
Add: interest portion of rental expense	10	10
Add (deduct): undistributed losses (earnings) of equity affiliates and income attributable to noncontrolling interests in subsidiaries	(3)	1
Available earnings	$918	$561
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$252	$259
Weyerhaeuser Real Estate Company and other related subsidiaries	16	21
Subtotal	268	280
Less: intercompany interest	(11)	(9)
Total interest expense incurred	257	271
Amortization of debt expense	6	5
Interest portion of rental expense	10	10
Total fixed charges	273	286
Dividends on preference shares (pretax)	15	—
Total fixed charges and preference dividends	$288	$286
Ratio of earnings to fixed charges	3.36	1.96
Ratio of earnings to combined fixed charges and preference dividends	3.19	1.96

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the year-to-date periods ended September 30, 2013 and 2012
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 2013	SEPTEMBER 2012
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$877	$520
Add: interest portion of rental expense	9	9
Deduct: undistributed earnings of equity affiliates and attributable to noncontrolling interests in subsidiaries	(4)	—
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(45)	(20)
Available earnings	$837	$509
Fixed charges:
Interest expense incurred	$252	$259
Amortization of debt expense	6	5
Interest portion of rental expense	9	9
Total fixed charges	267	273
Dividends on preference shares (pretax)	15	—
Total fixed charges and preference dividends	$282	$273
Ratio of earnings to fixed charges	3.13	1.86
Ratio of earnings to combined fixed charges and preference dividends	2.97	1.86